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      TRICORD SYSTEMS RECEIVES ADDITIONAL NOTICE OF NASDAQ NON-COMPLIANCE,


MINNEAPOLIS, MN - (MAY 17, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) announced today that it received an additional notice of non-compliance from Nasdaq. This notice indicated that the company is no longer in compliance with the requirement to sustain a minimum level of net income, stockholders equity, net tangible assets or market capitalization. Tricord had previously received a notice of non-compliance with respect to the $1.00 minimum bid requirement.

"As we indicated in our last 10-Q, we anticipated receiving this additional notice of non-compliance," said Keith Thorndyke, President and CEO. We believe that continued listing on Nasdaq is an important element of our goal of providing value to our stockholders, and we therefore intend to take actions to attempt to maintain our listing.

Thorndyke did caution, however, that there can be no assurance that Tricord will be successful in its efforts to satisfy Nasdaq's continued listing requirements. If Tricord is ultimately unsuccessful in these efforts, its common stock would be subject to delisting, although any such delisting would likely not occur before September of this year. Any such delisting, however, would have a material adverse effect on Tricord as outlined in Tricord's recent SEC filings.

ABOUT TRICORD'S ILLUMINA SOFTWARE

Tricord's IlluminaTM software consists of a revolutionary distributed file system and management technology that clusters multiple server appliances into a single resource. Because multiple appliances in a cluster are managed as one entity, many of the tasks associated with managing and growing storage systems are eliminated. Illumina-enabled appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. As the number of appliances grows, performance and throughput scale along with capacity. This is achieved without expensive system administration or downtime due to the ability of the appliances to operate as a single unit.



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ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is currently designed for applications including general file serving, virtual workplace solutions, digital imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Litigation Reform Act of 1995:
The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's intentions to increase sales and stockholder value and regaining compliance with Nasdaq's continued listing requirements. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results and the performance of its stock price include, without limitation, the acceptance by Nasdaq of the Company's plan to regain compliance, the Company's ability to raise additional capital, engage in strategic acquisitions, generate revenues at a level necessary to support its business, establish and maintain the market acceptance of its products in light of changing market conditions, detect the presence of and correct any software errors, respond to changes in technology and industry standards, enter into partner relationships or otherwise develop distribution capabilities, protect and enforce its intellectual property rights and hire and retain required personnel, the impact of the Rose Glen litigation, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.

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Tracey Floming, Tricord
720-548-4137

INVESTOR CONTACT:
Investor Relations
763-551-6402